China Architectural Engineering Announces Third Quarter 2009 Financial Results

ZHUHAI, China & NEW YORK, November 16, 2009 – China Architectural Engineering, Inc. (“CAE” or the “Company”) (NASDAQ: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced its financial results for the third quarter ended September 30, 2009.

“In the third quarter of 2009, our markets continued to diverge, as demand in China strengthened while demand overseas remained challenging.  In light of this dichotomy, we focused on the domestic market, and to this extent, I am encouraged by our progress,” comments Mr. Ken Yi Luo, Chairman and Chief Executive Officer of China Architectural Engineering.  “We strategically targeted China’s high-end, landmark projects that took on more design and consulting, required advanced technical capabilities, and offered higher margin and better cash flows.  We have delivered notable milestones in many of China’s signature projects, including the following:

•	PRC - Guangzhou Science City Project (Building envelope project)

•	PRC- Guangzhou Opera House (Building envelope project)

•	PRC - Wuhan Race Course Project (Building envelope project)

•	PRC - Hunan Changsha High Speed Train Station

•	PRC - Hunan Changsha Riverfront Cultural Park Museum

•	PRC - Shenzhen Bao’an International Airport

Mr. Luo continues, “As we prepare ourselves for an eventual return to growth in the global economy, we persisted with our top priority of improving CAE’s financial resources and internal controls.  This September, we significantly lowered our future operating costs by moving our Shenzhen office to a smaller leased space, from the previous multi-floor office that was originally set up for large-scale support of our previously anticipated overseas expansions.  We were also pleased that Gene Michael Bennett has accepted his new role as acting Chief Financial Officer.  With over 20 years of valuable experience, Gene has strong capital market expertise and deep understanding of GAAP, both in China and the US, and will greatly help us to strengthen our finance department and internal controls.”

New Acting Chief Financial Officer

Following his initial appointment as Vice President of Finance on September 29, 2009, Mr. Gene Michael Bennett was additionally named Acting Chief Financial Officer effective November 6, 2009.  Mr. Bennett has over 20 years of diverse experience in finance, auditing and CFO services.  He has lived in China for four years and is fully familiar with both US and China GAAP, International Accounting Standards, internal control issues, SOX404 compliance and numerous other aspects about doing business in China. He was CPA-certified in Colorado and had taught accounting and audit at Chapman University and California State University at Fullerton.  Most recently, Mr. Bennett served as CEO of American General Business Association, a Beijing-based company that provides business consulting services such as IPO, funding and cross-border transaction assistance, among others.  Prior to that, he was Partner at Nexis Investment Consulting Corporation and ProCFO, helping Chinese companies establish good corporate governance and/or serving as an interim CFO for numerous companies in the US.  He is currently the Audit Committee Chair on the Board of Directors of three US-listed Chinese companies: China AgriTech Group, Inc., China Shenzhou Mining & Resources, Inc. and China Pharma Holdings, Inc.  Mr. Bennett received his BA in accounting and MBA in finance from Michigan State University and is currently working on a thesis on corporate governance for a Doctorate from the City University of Hong Kong.

Summary of Dubai Metro Dispute

On September 9, 2009, the Red Line, or first phase, of the Dubai Metro was officially opened.    As previously announced, CAE, through its subsidiary Techwell Engineering Limited, had been working towards completion of its unique external envelopes for stations along the Red Line of the Dubai Metro System.  According to the Company’s original construction blueprint, the majority of the Company’s construction work was completed at the end of June 2009, and final construction milestones were scheduled for completion in the third quarter of 2009. Techwell has generated approximately $92.8 million in total revenue for the Company since construction began in 2008.

With less than 5% of the Company’s contract remaining to be completed, Techwell was removed by the master contractor of the project, who also called for and received payment of $2.1 million in performance bonds and $7.3 million in advance payment bonds that were issued on Techwell’s behalf for the project.  The calling of the advance payment bonds was based on the master contractor’s belief that it had paid in excess of the construction work performed.  Techwell and the Company, as a guarantor of the bonds, do not believe that the master contractor had a proper basis for calling the bonds and have engaged Hill International, a global leader in managing construction risk and construction claims, to facilitate resolution of this dispute.

Based on a review of the facts, documents, and materials available, the Company along with Hill International, believe that CAE has a reasonable opportunity to collect the amounts due to Techwell from the master contractor, less appropriate credits for work performed through September 2009.  However, no assurance can be given that the dispute will be resolved in CAE’s and Techwell’s favor.

Third Quarter 2009 Results

As summarized above, a dispute between the Company and the master contractor of the Metro Red Line Project in Dubai, led to an adjustment to estimated gross revenue of the Dubai project, and resulted in a decrease in recognized revenue in this quarter from that project.  Consequently, revenues for the third quarter of 2009 were $25.6 million, versus $56.0 million in third quarter of 2008. The revenue decrease was also attributable to the Company’s refocus on the domestic market and major international projects entering the completion phase.

In the third quarter of 2009, gross profit was $0.5 million, compared to $17.4 million for the same period last year.  Gross margin in this quarter was 2% as compared with 31% in the same of prior year.  The decreased gross margin was primarily due to the higher cost in raw material, labor and overheads in Dubai and Doha, as well as the adjustment related to the dispute with master contractor on the Dubai project.

Selling, general and administrative expenses were $5.5 million for the third quarter of 2009, versus $6.3 million a year ago.  The decrease was mainly due to the reduced overhead expenses related to the payroll and streamlined office administrative expenses as part of the decreased contracts in the quarter and the refocus of the Company’s operation.

Interest expenses were $1.7 million for the third quarter 2009, an increase of $0.3 million from $1.4 million a year ago.  The increase was mainly due to the use of short term bank loan in financing of purchases of raw materials and general business operations.

Income tax expense was $114,000 for the three months ended September 30, 2009 at an effective tax rate of -1.8%, compared with approximately $31,000 in taxes for the same period of 2008 at an effective tax rate of 0.3%.  The tax was mainly charged for the company’s operations in mainland China.

Net loss for the third quarter of 2009 was $8.4 million, or ($0.16) per diluted share, compared with a net profit of $9.9 million, or $0.18 per diluted share, for the same period in 2008.  The decrease was primarily due to the decrease in contract revenue, the revenue adjustment for projects in Dubai, higher costs in raw material and overheads, full loss provision of the project in Doha, and a $1.8 million loss from the discontinued construction works in the closed Shenzhen office.

Liquidity and Capital Resources

The Company had an unrestricted cash balance of approximately $6.5 million as of September 30, 2009, as compared to $7.0 million as of June 30, 2009.  Net cash used by operating activities was $11.2 million for the nine months ended September 30, 2009, compared to net cash used by operating activities of $15.3 million in the same period of 2008.  Contract receivables increased slightly to $84.3 million from $83.6 million at the end of the second quarter of 2009, due to slower customer payments as a result of the worldwide economic crisis.

Mr. Luo concludes, “Reflecting a strengthened China market, we will continue to concentrate our resources and capital in the domestic market for the remainder of 2009 and beyond.  Supported by our patented technology, high quality design and extensive experience, we believe we are leading candidates for additional landmark projects throughout the country’s major cities.  We are also further innovating on our design and consulting processes by implementing a collaborative Internet-based platform that should allow us to not only deliver faster solutions but also lower costs to our clients.  In addition to our progress in China, we are nearing completion of our curtainwall installation in New York City’s high-profile 100 11th Avenue project.  The project’s avant-garde architect Jean Nouvel had visited the building and expressed his delight with the appearance and quality of the curtainwall.  Two weeks ago, the project’s owner was granted the TCO (temporary certificate of occupancy), a significant milestone which allows the developer to commence closing sales on the units.”

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.  Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions.  Collaborating with world-renowned architects and building engineers, the Company has successfully completed nearly one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia’s major cities.

For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; our ability to being able to close the transactions contemplated by the Securities Purchase Agreement; resolving the dispute with the master contractor on the Dubai Metro Rail Project; our ability to obtain an extension or other modification for the Waiver agreement with the bondholders; increasing provisions for bad debt related to our accounts receivable; fluctuation and unpredictability of costs related to our products and services; the Company’s plans to enter into real estate development projects such as the Nine Dragons Project; adverse capital and credit market conditions; the vulnerability of the Company's business to the current global economic downturn; the Company’s dependence on government contracts; changes in the laws of the PRC that affect the Company’s operations; fluctuation and unpredictability of costs related to the Company’s products and services; the Company’s dependence on the steel and aluminum markets; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may   result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,517,969	$9,516,202
Restricted cash	2,930	7,451,388
Contract receivables, net	84,268,586	71,811,627
Costs and earnings in excess of billings	24,393,864	15,988,920
Job disbursements advances	2,674,922	2,252,241
Other receivables	17,314,096	18,614,928
Inventories	291,633	308,842
Deferred income taxes, current	113,106	3,264
Other current assets	767,040	1,659,307
Total current assets	136,344,146	127,606,719

Non-current assets
Plant and equipment, net	2,961,900	5,852,110
Intangible assets	75,664	50,720
Goodwill	7,995,896	7,995,896
Other non-current asset	-	32,137

TOTAL ASSETS	$147,377,606	$141,537,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$9,533,975	$-
Notes payable	-	10,193,088
Accounts payable	27,667,418	35,510,827
Billings over costs and estimated earnings	16,115,529	5,358,527
Amount due to shareholder	4,635,428	924,687
Other payables	10,062,000	7,364,816
Income tax payable	2,939,329	2,318,743
Business and other taxes payable	1,918,736	3,304,522
Other Accrual	4,606,225	1,794,879
Total current liabilities	77,478,640	66,770,089

Non-current liabilities
Long term bank loans	$128,599	$328,285
Convertible bond payable, net	23,645,242	24,907,170

TOTAL LIABILITIES	$101,252,481	$92,005,544

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2009 and December 31, 2008; Common stock, $0.001 par value, 100,000,000 shares authorized, 53,256,874 shares issued and outstanding at September 30, 2009 and December 31, 2008	$53,257	$53,257
Additional paid in capital	26,500,138	23,043,792
Statutory reserves	3,230,098	3,040,595
Accumulated other comprehensive income	3,282,496	5,443,432
Retained earnings	13,089,426	17,940,421
Total Company shareholders’ equity	46,155,415	49,521,497
Noncontrolling interests	(30,290)	10,541
Total shareholders’ equity	46,125,125	49,532,038
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$147,377,606	$141,537,582

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE- AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008
(STATED IN US DOLLARS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Contract revenues earned	$25,558,074	$55,978,184	$92,500,112	$122,707,679
Cost of contract revenues earned	(25,082,910)	(38,595,231)	(73,892,287)	(83,537,317)

Gross profit	$475,164	$17,382,953	$18,607,825	$39,170,362

Selling, general and administrative expenses	(5,548,946)	(6,273,059)	(17,619,775)	(13,877,990)

Income/(Loss) from operations	$(5,073,782)	$11,109,894	$988,050	$25,292,372

Interest income	4,835	3,622	54,800	45,827
Interest expense	(1,741,368)	(1,356,085)	(4,524,936)	(2,888,111)
Other income	335,104	177,114	495,560	342,075

Income/(Loss) before taxation on Continuing Operations	$(6,475,211)	$9,934,545	$(2,986,526)	$22,792,163
Income tax	(114,113)	(30,945)	(114,113)	(147,925)
Discontinued Operation Loss, net of tax	(1,829,971)	-	(1,829,971)	-

Net Earnings/(Loss)	(8,419,295)	9,903,600	(4,930,610)	22,644,238

Net Loss attributable to non-controlling interest	38,009	5,924	36,604	16,787

Net earnings/(loss) attributable to the Company	$(8,381,286)	$9,909,524	$(4,894,006)	$22,661,025

Earnings/(Loss) per share:
Basic	$(0.16)	$0.19	$(0.09)	$0.44
Diluted	$(0.16)	$0.18	$(0.09)	$0.42

Weighted average shares outstanding:
Basic	53,256,874	51,891,657	53,256,874	51,829,156
Diluted	53,256,874	55,653,537	53,256,874	55,554,987

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008
(STATED IN US DOLLARS)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net/(Loss) income	$(4,894,006)	$22,661,025
Noncontrolling interest	(40,831)	(16,787)
Depreciation expense	710,901	589,961
Amortization expense on intangible assets	78,461	-
Amortization expense on convertible bond	2,194,418	682,261
Loss on disposal of fixed assets	1,998,634	-
Deferred income taxes	(109,842)	-
Increase/(decrease) in inventories	17,209	(989,879)
Increase in receivables	(12,456,959)	(54,359,406)
(Increase)/decrease in other assets	(6,339,445)	100,246
Increase in payables	7,656,923	15,987,691
Net cash used in operating activities	$(11,184,537)	$(15,344,888)

Cash flows from investing activities
Purchases of assets	$(161,420)	$(2,577,397)
Purchases of short term investment	-	-
Purchase of intangible assets	(103,405)	-
Proceeds from disposal of fixed assets	342,095	-
Decrease / (increase) in restricted cash	7,448,458	(10,464,272)
Net cash provided by/(used in) investing activities	$7,525,728	$(13,041,669)

Cash flows from financing activities
Proceeds from short-term loans	$9,533,975	$6,359,035
Proceeds from long-term loans	-	1,404,840
Repayment of Notes Payable	(10.193.088)	-
Repayment of long-term loans	(199,686)	(124,519)
Proceeds from shareholders	3,710,741	100,555
Issuance of convertible bond and warrants	-	19,500,000
Net cash provided by financing activities	$2,851,942	$27,239,911

Net decrease in cash and cash equivalents	$(806,867)	$(1,146,646)
Effect of foreign currency translation on cash and cash equivalents	(2,191,366)	3,644,437

Cash and cash equivalents - beginning of period	9,516,202	4,040,168

Cash and cash equivalents - end of period	$6,517,969	$6,537,961

Other supplementary information:
Cash paid during the period for:
Interest paid	$-	$643,880
Income tax paid	$143,306	$203,682